Exhibit 10.1

                        [Greenstone Roberts Letterhead]




                                  JUNE 1, 1999



Mr. Herman Fialkov
199 Middle Neck Road
Great Neck, New York  11021


Dear Mr. Fialkov:

This letter will confirm the terms pursuant to which you have agreed to serve as a consultant to Greenstone Roberts Advertising, Inc., a New York corporation, ("GRA") for a period commencing on the date of this letter and ending on May 31, 2003.

     1. Your duties as consultant shall consist of serving GRA as an advisor and consultant, as requested by its Board of Directors or by members of its senior management of GRA in response to such inquiries or requests for introductions relating to the business of GRA as they shall from time to time address to you. You will use your best judgement in responding to such requests and to be generally supportive of the business goals of the corporation. Responses shall be oral except to the extent that you shall prefer, from time to time, to respond in writing. Your consulting duties under this agreement do not require the preparation of written reports or analyses.

     2. Your fee as a consultant shall be equivalent to $50,000 per annum, payable quarterly.

     3. Your services pursuant to this agreement shall be performed at such times as shall be reasonably convenient to you in the light of your other business, professional and personal activities, including business or personal travel and your own vacation schedule. You shall not be required to perform services under this agreement, except within 50 miles of Melville, Long Island, New York, unless you consent otherwise.

     4. Should you be required to perform services beyond the scope of ordinary consulting duties, you will be additionally compensated for such service on a basis to be agreed between you and GRA. Such agreement shall be made promptly after you advise the person requesting such services that such services are beyond the scope of ordinary consulting duties. Pending such an agreement, neither you nor GRA shall have any obligation in relation to such services.

     5. GRA contemplates that, during the terms of this agreement you may engage in all such business activities as you desire to conduct, in addition to serving as consultant under this agreement. No limitation on such activities is imposed by this agreement except that, without GRA's consent, you will not serve any competitor of GRA engaged in the advertising business.

     6. You agree that you will keep in strict secrecy and confidence any information, knowledge or data, written or unwritten, relating to GRA's business, that you may receive, develop or learn in the course of your engagement by GRA, which (i) has not been disclosed in issued patents or (ii) is not generally or publicly known or (iii) has not been unrestrictedly disclosed by GRA. You further agree not to disclose any such information, knowledge or date to others, and not to use such information, knowledge or data for any purpose of your own, whether during or after your engagement with GRA, except with the prior written consent of GRA. It is understood that this agreement does not restrict you in the exercise of your technical skill subsequent to your engagement with GRA; provided that the exercise of such skill does not involve the disclosure to others of the aforesaid secret or confidential information, knowledge or data, or the use by you of such secret or confidential information, knowledge or data, on your own behalf or on behalf of other employers or business interests. You further agree, during engagement as a consultant to GRA, or upon termination of such engagement, not to take with you without GRA's written consent, design, descriptive matter, picture, reproduction or any other matter representing any product, machine, process or other development whatsoever, which has been, or is to be, made or used GRA.

     7. Your obligations under this agreement shall inure to the benefit of and be enforceable by an corporation or other entity which is, or any time after the date hereof shall be, a parent of subsidiary or otherwise affiliated with GRA and by any corporation or other entity which shall hereafter acquire GRA or any such affiliate.

     If the foregoing conforms with our understanding, please sign the enclosed copy hereof at the place provided for your signature and return it to the undersigned.

     Very truly yours,




     GREENSTONE ROBERTS ADVERTISING, INC.



     By: /s/ RONALD M. GREENSTONE, CEO
         -------------------------------




Accepted and Agreed to:



/s/ HERMAN FIALKOV
------------------------
Herman Fialkov